April 30, 2020

First Trust Exchange-Traded AlphaDEX® Fund II

120 E. Liberty Street

Wheaton, Illinois 60187

Re: First Trust Exchange-Traded AlphaDEX® Fund II

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to First Trust Exchange-Traded AlphaDEX® Fund II (the "Trust") on behalf of its series, First Trust Developed Markets ex-US AlphaDEX® Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about April 30, 2020 (the “Registration Statement”), with respect to the Acquiring Fund’s shares of beneficial interest (the "Shares") to be issued in exchange for the assets of First Trust Australia AlphaDEX® Fund, First Trust Canada AlphaDEX® Fund, First Trust Hong Kong AlphaDEX® Fund and First Trust South Korea AlphaDEX® Fund, each a series of the Trust (each a “Target Fund”), as described in the Registration Statement (the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)       a copy of the Trust’s Amended and Restated Declaration of Trust, dated as of June 12, 2017, as filed with the Secretary of the Commonwealth of Massachusetts on June 15, 2017 (the "Declaration");

(c)       a copy of the Trust's Amended and Restated Designation of Series, effective as of April 17, 2018, as filed with the Secretary of the Commonwealth of Massachusetts on April 17, 2018 (the "Designation");

(d)       a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on January 30, 2020, approving the Reorganizations and certain related matters (the "Resolutions");

First Trust Exchange-Traded AlphaDEX® Fund II

April 30, 2020

(e)       a proof of the Registration Statement received on April 29, 2020; and

(f)        a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and the Trust on behalf of each Target Fund, in the form included as Exhibit A to the combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Shares to be issued by the Acquiring Fund will not exceed the amount of such Shares needed to consummate the Reorganizations; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any consents or approvals required for the Reorganizations will have been received; (v) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganizations as of the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration, Designation, or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to an Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

First Trust Exchange-Traded AlphaDEX® Fund II

April 30, 2020

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP